Exhibit 99.1

Hoku Scientific Announces Plan to Enter into Solar Module and Polysilicon

Markets — Diversification of Clean Energy Technologies

Kapolei, Hawaii — May 30, 2006 — Hoku Scientific, Inc. (NASDAQ: HOKU), a designer, developer and manufacturer of hydrocarbon-based membranes and membrane electrode assemblies (MEAs) for proton exchange membrane (PEM) fuel cells, today announced that it plans to diversify its product offerings by manufacturing and selling solar modules, in addition to manufacturing polysilicon, a key material used in the production of solar modules. Hoku anticipates that the costs to establish such facilities will be approximately $250 million, which the company will seek to fund through the issuance of debt and from potential customers’ cash down payments for future supply of polysilicon and modules. Hoku will explore basing these manufacturing operations in Singapore.

“Our plans to enter the solar power market represents the logical extension of our business as a provider of clean energy technologies, and complements our core fuel cell business,” said Dustin Shindo, chairman of the board of directors, president and chief executive officer of Hoku Scientific. “However, while the market for fuel cell products is still emerging, the solar market is already a rapidly growing industry. One of the primary limits to the growth of the solar market is supply constraints of polysilicon, the key material used in solar modules and integrated circuits. To address these supply constraints, we also plan to manufacture sufficient quantities of polysilicon to meet our initial and future expected demand.”

Hoku Scientific intends to operate the solar module business as a separate business under the name “Hoku Solar.” Hoku Solar expects to enter the market through the manufacture and sale of polysilicon-based photovoltaic modules, with planned initial manufacturing capacity of 30 megawatts per year beginning in the second half of calendar year 2007. Hoku Scientific intends to build a polysilicon processing plant designed to initially produce up to 1,500 metric tons of polysilicon per year, beginning in the second half of calendar year 2008. The polysilicon plant is expected to be operated by Hoku Scientific as a separate business under the name “Hoku Materials.” Initially, plans call for approximately 300 metric tons of polysilicon produced by Hoku Materials to be allocated to Hoku Solar, while the remaining 1,200 metric tons are expected to be available for sale to the solar and integrated circuit markets. The Company’s ability to implement these plans on this schedule is subject to a number of requirements, including the Company securing necessary financing, obtaining all intellectual property rights necessary to implement its plans, hiring sufficient qualified technical and manufacturing personnel, continued high demand for solar modules, and other matters.

Hoku Scientific also intends to form a new business unit called “Hoku Fuel Cells” to continue the Company’s core business of developing, marketing, manufacturing and selling membranes and MEAs for stationary and automotive PEM fuel cells.

“This change to our organization reflects the diversification of our business and the pursuit of related clean energy technology opportunities,” said Shindo. “We are confident in the long-term opportunity of the fuel cell market in general, and we remain committed to our traditional fuel cell business. With our plans to enter the solar and polysilicon markets, Hoku Scientific is positioning itself to become a world-leader in diversified clean energy technologies.”

Hoku Scientific will hold a conference call with investors and analysts after the market closes on Thursday, June 1, 2006 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to provide additional details on the Company’s plans for Hoku Solar, Hoku Materials and Hoku Fuel Cells. All interested parties are invited to call-in. To participate, please call +1 (913) 981-5543. A live webcast can also be accessed by going directly to the Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A replay of the webcast will be available for seven days following the conference call.

In addition, Dustin Shindo, the company’s chairman, president and chief executive officer, will present at the 34th Annual Cowen & Company Technology Conference on Wednesday, May 31, 2006. The conference will take place at the New York Palace Hotel. The presentation will begin at 3:05 p.m. Eastern Time/12:05 p.m. Pacific Time, and will be made available over the Internet via live webcast. The live webcast may be accessed via the investor relations section of Hoku Scientific’s website at www.hokuscientific.com or at the following URL: http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=HOKU&item_id=1320475. A replay of the webcast will be available for seven days following the conference.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a clean energy technologies company that develops and manufactures fuel cell membranes and membrane electrode assemblies (MEA) for stationary (including residential and back-up power applications) and automotive proton exchange membrane (PEM) fuel cells. The Company is currently planning to expand its business to manufacture solar modules and polysilicon for the solar and integrated circuit markets. For more information visit www.hokuscientific.com.

Forward Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Scientific’s ability to successfully raise sufficient funds to establish manufacturing facilities; install a production plant for solar modules and polysilicon; the Company’s ability to manufacture solar modules and polysilicon; ability to license any necessary intellectual property rights to enter the polysilicon and solar module businesses; the performance and durability of Hoku Scientific’s solar modules; the quality of polysilicon to be manufactured; Hoku Scientific’s costs to manufacture solar modules and polysilicon, and its ability to offer pricing that is competitive with competing products; Hoku Scientific’s future financial performance; Hoku Scientific’s business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific’s filings with the Securities and

Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Hoku, Hoku Solar, Hoku Materials, Hoku Membrane, Hoku MEA and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., all rights reserved.

CONTACTS For Hoku Scientific:

In Hawaii:

Hoku Scientific

Tel: +1-808-682-7800

ir@hokusci.com

Source:

Hoku Scientific, Inc.